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                                                                     EXHIBIT 3.5

                       RESTATED ARTICLES OF INCORPORATION

    Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporation executes the following Articles:

1.  The present name of the corporation is Vemco Leasing, Inc.

2.  The identification number assigned by the Bureau is 453-296.

3.  All former names of the corporation are: none.

4. The date of filing the original Articles of Incorporation was November 4, 1987.

    The following Restated Articles of Incorporation supersede the Articles of Incorporation as amended and shall be the Articles of Incorporation for the corporation.

ARTICLE I

The name of the corporation is Vemco Leasing, Inc.

ARTICLE II

The purpose or purposes for which the corporation is formed are to engage in any activity within the purpose for which the corporation may be organized under the Business Corporation Act of Michigan.

ARTICLE III

The total authorized shares:

Common shares: 5,000,000    Preferred shares: 0

A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows: none.

ARTICLE IV

1. The address of the current registered office is 33662 James J. Pompo Drive, Fraser, Michigan 48026.

2. The mailing address of the current registered office, if different from above, is P.O. Box 278, Fraser, Michigan 48026.
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3.  The name of the current resident agent is Robert Silverman.

ARTICLE V

When a compromise or arrangement or a plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.

ARTICLE VI

Any action required or permitted by the Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consents shall be effective to take the corporate action referred to unless, within 60 days after the record date for determining shareholders entitled to express consent to or to dissent from a proposal without a meeting, written consents dated not more than 10 days before the record date and signed by a sufficient number of shareholders to take action are delivered to the corporation. Delivery shall be to the corporation's registered office, its principal place of business, or an officer or agent of
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the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented in writing.

ARTICLE VII

    A. Pursuant to MSA Section 21.200(501), the Corporation's management is hereby divided into (1) a Fairness Committee which, to the extent required by the Corporation's loan documents, shall review and approve certain transactions and (2) a Board of Directors, which shall have the power to determine all management issues regarding the business and affairs of the Corporation, subject to the required approval of certain transactions by the Fairness Committee.

    B. The Board of Directors shall establish a Fairness Committee and shall have the authority to appoint and dismiss its members. At least one of the members of the Fairness Committee shall be independent.

ARTICLE VIII

Liability and Indemnification of Directors

Liability

To the fullest extent permitted by Michigan law, any member of the board of directors of the Corporation acting (i) in his capacity as a member of the board of directors of the Corporation or (ii) in his capacity as a member of the board of directors of an affiliate of the Corporation when his actions have approved a transaction which benefits this Corporation or an affiliate or (iii) in his capacity as an officer, employee or independent contractor of the Corporation or an affiliate, shall not be personally liable to the Corporation, or its shareholders, warrant holders, bond holders or creditors or others (including its affiliates and such affiliate's shareholders, warrant holders, bond holders or creditors) for restitution or damages for any breach of his duties as a director,
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officer, employee or independent contractor.  This provision shall apply to all such actions which are taken at the time this provision is in full force and effect and retroactively to all prior actions of the director acting in his aforementioned capacities. Except as set forth in the proviso below, it is intended that this exculpation of liability shall apply to all forms of actions and behavior, including (but not limited to) contractual and tortious behavior.

Provided however, that this provision shall not be applicable to any criminal act committed by such member of the board of directors of the Corporation unless the director has acted:

     (1) In a situation where he thought he was acting for the best interest of the Corporation and where he was acting to protect another person or a substantial amount of property from harm; or

     (2)  When his actions were both (i) actually known to the President and
(ii) either expressly or implicitly approved by the President.

Indemnification

To the fullest extent permitted by Michigan law, any member of the board of directors of the Corporation acting (i) in his capacity as a member of the board of directors of the Corporation or (ii) in his capacity as a member of the board of directors of an affiliate of the Corporation when his actions have approved a transaction which benefits this Corporation or an affiliate or (iii) in his capacity as an officer, employee or independent contractor of the Corporation or an affiliate, shall be fully indemnified and held harmless by the Corporation for any expenses or damages paid or incurred by him as a result of litigation or any other proceedings whatsoever which are related to actions taken by him as a director, officer, employee or independent contractor. This provision shall apply to all such actions which are taken at the time this provision is in full force and effect and retroactively to all prior actions of the director acting in his aforementioned capacities. Except as set forth in the proviso below, it is intended that this indemnification shall apply to all forms of actions and behavior, including (but not limited to) contractual and tortious behavior.

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     Provided however, that this provision shall not be applicable to any criminal act committed by such member of the board of directors of the Corporation unless the director has acted:

     (1) In a situation where he thought he was acting for the best interest of the Corporation and where he was acting to protect another person or a substantial amount of property from harm; or

     (2) When his actions were both (i) actually known to the  President and
     (ii) either expressly or implicitly approved by the President.

Severability

If any part of the provisions herein set forth is or shall become invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not in any way effect or impair the validity, legality and enforceability of any other provision.

5. These Restated Articles of Incorporation were duly adopted as of the 26 day of August, 1997 in accordance with the provisions of Section 642 of the Act and were duly adopted by the written consent of all the shareholders entitled to vote in accordance with section 407 (2) of the Act.

                     Signed this 26 day of August, 1997

                            /s/ Larry J. Winget
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                     By:    Larry J. Winget
                     Its:   Sole Shareholder


Name of person or organization          Preparer's name and business
remitting fees and return to:           telephone number:

Paul Lieberman, P.C.                    Timothy M. Bradley
1471 S. Woodward, Ste. 250              (248) 335-4000
Bloomfield Hills, MI 48302